BATTLE FOWLER LLP
                        A LIMITED LIABILITY PARTNERSHIP
                              75 East 55th Street
                            New York, New York 10022
                                 (212) 856-7000




                                January 29, 1997


Lebenthal Funds, Inc.
120 Broadway
New York, New York 10271

Gentlemen:

                  We have acted as counsel to Lebenthal Funds, Inc. which is comprised of three portfolios, Lebenthal New York Municipal Bond Fund, Lebenthal New Jersey Municipal Bond Fund and Lebenthal Taxable Municipal Bond Fund (the "Fund") in connection with the preparation of the Rule 24f-2 Notice (the "Notice") covering an aggregate of 5,027,631.24 shares of Common Stock, par value $.001 per share (collectively, the "Shares") of the Lebenthal New York Municipal Bond Fund, Lebenthal New Jersey Municipal Bond Fund and Lebenthal Taxable Municipal Bond Fund.

                  We have examined copies of the Certificate of Incorporation and By-laws of the Fund, the Registration Statement, and such other corporate records and documents, including the consent of the Board of Directors and the minutes of the meetings of the Board of Directors of the Fund, as we have deemed necessary for the purpose of this opinion. We have also examined such other documents, papers, statutes and authorities as we deemed necessary to form a basis for the opinion hereinafter expressed. In our examination of such material, we have assumed the genuineness of all signatures and the conformity to original documents of fact material to such opinion, we have relied upon statements and certificates of officers and representatives of the Fund and others.

                  Based upon the foregoing, we are of the opinion that the Shares of the Fund, the registration of which the Notice makes definite, were legally issued, fully paid and non-assessable.

                  We hereby consent to the filing of this opinion as an exhibit to the Notice.

                                               Very truly yours,


                                               Battle Fowler LLP
cc:  Lebenthal Funds, Inc.

451752.1

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